Exhibit 99

Nabi Biopharmaceuticals Updates European Commercialization Strategy

- Company to Focus on Launching its Lead Products in Europe -

BOCA RATON, Fla., Dec. 19 /PRNewswire-FirstCall/ -- Nabi Biopharmaceuticals (Nasdaq: NABI) announced today changes to its European commercialization strategy as it conducts an assessment of confirmatory Phase III clinical trial results for StaphVAX® [Staphylococcus aureus Polysaccharide Conjugate Vaccine] announced on November 1, 2005, and in an effort to reduce expenses. In line with the company’s decision to withdraw its Marketing Authorization Application (MAA) in Europe, it has also closed its operations in Europe. Nabi Biopharmaceuticals remains committed to advancing the commercialization of PhosLo® (calcium acetate) and HEBIG™ in Europe and, upon their approval, the company’s focus will be on the launch of these two critical therapies through a sales distributor or commercialization partner.

PhosLo is a prescription phosphate binder indicated for the control of hyperphosphatemia (elevated serum phosphorus levels) in patients with end- stage renal failure (ESRD). HEBIG is the European trade name for Nabi-HB™ Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] designed to prevent re-infection of hepatitis B disease in HBV-positive liver transplant patients. Both products are in advanced stages of regulatory review within Europe under the Mutual Recognition Procedure and approvals are expected in the first half of 2006. Future clinical infrastructure and marketing support for PhosLo and HEBIG can be provided by the applicable Nabi Biopharmaceuticals teams based in the U.S.

“Europe remains an important part of our business and commercialization strategy, and there is a significant need for these products. Each provides unique patient value when compared to products on the market today,” stated Thomas H. McLain, chairman, president and chief executive officer, Nabi Biopharmaceuticals. “Our goal is to create additional opportunities for our two lead marketed products by extending their reach outside the U.S. and into markets in Europe and around the world. Because of the niche orientation of these products, we believe that can be best accomplished by leveraging another company’s infrastructure.

“There are a substantial number of ESRD patients in Europe that require dialysis and need phosphate binder therapy,” Mr. McLain continued. “This patient population is large and growing due to overall aging of the population, and an increase in diabetes, obesity and hypertension. We believe that PhosLo in particular will be ideally suited to patients due to its demonstrated efficacy and significant cost effectiveness, which is an extremely high priority in Europe. We believe that the market opportunity will expand based on our expectation for a positive outcome from our ongoing EPICK study of PhosLo to control hyperphosphatemia in chronic kidney disease patients in the U.S. and Europe. We expect to report the results of this trial in the second half of 2006 and then be able to file for label expansion in Europe in the first half of 2007.”

Mr. McLain concluded, “Hepatitis B is also a major global healthcare concern and the rates of HBV in Europe are similar to those in the U.S. Recurrence of HBV infection following liver transplant is almost universal if left untreated, and most often leads to rapid deterioration of liver function, often resulting in death or the need for re-transplantation. Hepatitis B immune globulin therapies such as HEBIG have proven to be the cornerstone for preventing recurrent HBV following liver transplant.”

With respect to the investment in European operations, the company had only made a minimal investment in office space and personnel prior to its decision to close its European headquarters. The cost of severance, write off of depreciable assets and cancellation of any leases in Europe is expected to be approximately $1.3 million. Through November 2005, the company incurred direct expenses of $7.2 million in Europe for the license application and planned launch of StaphVAX.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. We are focused on capturing large commercial opportunities in our core business areas: Gram-positive bacterial infections, hepatitis, kidney disease (nephrology), and nicotine addiction. We have three products on the market today: PhosLo® (calcium acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ [Allopurinol sodium (for injection)] and a number of products in various stages of clinical and pre-clinical development. The company also filed Marketing Authorization Applications (MAA) in Europe to market Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] under the trade name HEBIG™ for the prevention of hepatitis B disease in HBV-positive liver transplant patients; and for PhosLo, which is already marketed in the United States. The company’s products in development include vaccines and antibodies to prevent and treat Gram-positive bacterial infections, NicVAX™ (Nicotine Conjugate Vaccine), a vaccine to treat nicotine addiction, and Civacir™, an antibody for preventing hepatitis C virus re-infection in liver transplant patients. For additional information on Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

This press release contains forward-looking statements that reflect the company’s current expectations regarding future events. Any such forward- looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may differ significantly from those in the forward-looking statements as a result of any number of factors, including, but not limited to, risks relating to the company’s ability to advance the development of products currently in the pipeline or in clinical trials; the company’s ability to maintain the human and financial resources to commercialize current products and bring to market products in development; likelihood of the company to announce preliminary safety and immunogenicity results from its Phase II NicVAX study by the end of 2005; the ability of the company to manufacture NicVAX in its own vaccine facility; the possibility that the company may not realize the value of its acquisition of PhosLo; the ability of the company to prevail in patent litigation; ability to raise additional capital on acceptable terms; the company’s dependence upon third parties to manufacture its products; the company’s ability to utilize the full capacity of its manufacturing facility; the impact on sales of Nabi- HB from patient treatment protocols and the number of liver transplants performed in HBV-positive patients; reliance on a small number of customers; the future sales growth prospects for the company’s biopharmaceutical products; and the company’s ability to obtain regulatory approval for its products in the U.S. or abroad or to successfully develop, manufacture and market its products. These factors are more fully discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 filed with the Securities and Exchange Commission.

SOURCE Nabi Biopharmaceuticals

CONTACT:

Constance C. Bienfait

Vice President, Investor Relations

Nabi Biopharmaceuticals

+1-561-989-5800

Web site:http://www.nabi.com

(NABI)